Exhibit 99.1

Press Release

CONTACT:

Tricia Haugeto

Array BioPharma Inc.
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA APPOINTS DOUGLAS E. WILLIAMS, PH.D., TO ITS BOARD OF DIRECTORS

- New Director Brings Strong Biotechnology Leadership -

Boulder, Colo. (April 29, 2004) - Array BioPharma Inc. (NASDAQ: ARRY) today announced the appointment of Douglas E. Williams, Ph.D., to its Board of Directors.  His appointment is effective April 29.

Dr. Williams brings over 15 years of senior level biotech management experience to Array’s Board.  He currently serves as Seattle Genetics’ Chief Scientific Officer and Executive Vice President of Research and Development, and is a member of their Board of Directors. Previously, Dr. Williams served at Immunex Corporation as Executive Vice President, Chief Technology Officer and a member of Immunex’s Board of Directors.

“Dr. Williams’ extensive experience and outstanding reputation in the biotech industry is a valuable asset for Array,” said Kyle Lefkoff, Chairman, Array BioPharma Board of Directors. “He will contribute valuable knowledge and leadership as we aggressively expand and develop our product pipeline.”

Prior to joining Seattle Genetics, Dr. Williams was Head of Health and Strategic Development for Genesis Research & Development, a biotechnology company located in New Zealand. From 2002 until 2003, he served as Senior Vice President, Washington Site Leader and a member of the Executive Committee for Amgen, Inc. Dr. Williams joined Amgen in July 2002 when it acquired Immunex Corporation, where he worked for 14 years, most recently serving as Executive Vice President, Chief Technology Officer and a member of Immunex’s Board of Directors. Prior to his work at Immunex, Dr. Williams served on the faculty of the Indiana University School of Medicine and the Department of Laboratory Medicine at the Roswell Park Memorial Institute. In addition to Seattle Genetics, he serves on the board of Genesis Research & Development and is Chairman of the Board of Amnis Corporation. Dr. Williams is a member of the Scientific Advisory Board of Symphony Capital, New York. He also serves as Chairman of the Board of Trustees of ArtsFund in Seattle. Dr. Williams holds a B.S. magna cum laude in Biological Sciences from the University of Massachusetts, Lowell and a Ph.D. in Physiology from the State University of New York at Buffalo, Roswell Park Division.

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“It’s a great pleasure to be joining the board of Array BioPharma and to have the opportunity to work with a talented team focused on bringing to market innovative drugs for cancer and inflammation,” said Dr. Williams.

About Array BioPharma:

Array BioPharma is creating the next generation of orally active drugs by integrating the latest advances in chemistry, biology and informatics. Our drug development pipeline is focused primarily in cancer and inflammatory disease and includes many promising small molecule drugs that regulate well-validated targets in therapeutically valuable disease pathways. Array also collaborates with leading pharmaceutical and biotechnology companies to invent and optimize drug candidates across a broad range of therapeutic areas.  For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties, including those discussed in our annual report filed on Form 10-K for the fiscal year ended June 30, 2003, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to achieve and maintain profitability, the extent to which the pharmaceutical and biotechnology industries are willing to collaborate with and fund third parties on their drug discovery activities, the ability of our collaborators and of Array to meet drug discovery objectives tied to milestones and royalties, our ability to continue to fund and successfully progress internal research efforts and to create effective, commercially viable drugs, and our ability to attract and retain experienced scientists and management. We are providing this information as of April 29, 2004. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

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